AMENDMENT AGREEMENT


     This Amendment Agreement (the "Agreement") is dated as of June 2, 1998 between GOLDEN BOOKS PUBLISHING COMPANY, INC., a Delaware corporation (the "Company") and GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., a Delaware corporation (together with any and all future Parents of the Company, "Parent Guarantor"), and relates to (i) that certain Indenture, dated as of September 15, 1992, between the Company and Marine Midland Bank, as the Trustee, as amended from time to time in accordance with its terms (as so amended, the "Indenture"), and
(ii) that certain credit facility between the Company and a Lender (the "Eligible Credit Facility"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture or that certain Second Supplemental Indenture, attached hereto as Exhibit A. This Agreement, the Second Supplemental Indenture, the Collateral Agreements and any other documents contemplated by the foregoing (other than the Eligible Credit Facility), are known as the "Transaction Documents."

     WHEREAS, the Company and the Trustee will enter into a Second Supplemental Indenture;

     WHEREAS, the Company and the Trustee will revise certain covenants of the Indenture;

     WHEREAS, the Company will grant a first priority lien and security interest on and in the First Lien Collateral and a second priority lien and security interest on and in the Second Lien Collateral to secure the obligations of the Company under the Indenture and the Securities;

     WHEREAS, the Securities will be guaranteed, on an unconditional senior basis, by Parent Guarantor;

     WHEREAS, the Company may enter into an Eligible Credit Facility with a Lender;

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Representations and Warranties of the Company and Parent Guarantor. Each of the Company and Parent Guarantor hereby jointly and severally represents and warrants to the Trustee, the Collateral Agent and the Holders that as of the date hereof and as of the Effective Date:

     1.1 Organization, Power and Authority. Each of the Company and Parent
Guarantor: (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and under the laws of each other jurisdiction in which it is qualified to do business, except where the failure to be so qualified would not have a material adverse


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effect on the business, assets, property, operations or financial or other condition of the Company, Parent Guarantor or any of their Subsidiaries, either individually or taken as a whole; (b) has the power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and consummate the transactions contemplated hereby; (c) has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby; and (d) has duly executed and delivered the Transaction Documents to which it is a party.

     1.2 No Conflict. Neither the execution of the Transaction Documents nor the consummation of the transactions contemplated therein will result in the breach of any terms or provisions of the Charter or By-laws of the Company or Parent Guarantor or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture, loan, lease or credit agreement or other material instrument to which the Company, Parent Guarantor or their property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company, Parent Guarantor or their property is subject. This Agreement and the Transaction Documents constitute the legal, valid and binding obligations of the Company and Parent Guarantor enforceable against each in accordance with their terms, subject (as to enforcement) to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally and the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     1.3 Financial Statements. The financial statements of Parent Guarantor as of December 27, 1997, and for the year then ended, included in its Annual Report on Form 10-K for the year ended December 27, 1997 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during such period, and fairly present, in all material respects, the financial position of Parent Guarantor and its Subsidiaries as of the date of the balance sheet included therein.

     1.4 Disclosure. The certificates, written reports and other writings furnished to the Holders and their advisors by the Company or Parent Guarantor in connection with the negotiation of this Agreement or any other Transaction Document, when taken together with the Parent Guarantor's filings with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act Filings"), do not contain any untrue statement of material fact and do not omit to state a material fact which would be necessary to make the statements contained therein (taken as a whole), in light of the circumstances under which they were made, not misleading.

     1.5 No Consents Required. Other than the consents referenced in Section 2.4 hereto, the UCC-1 financing statement filings in the jurisdictions identified on
Schedule 3.1(b) to the Security Agreement which have heretofore been filed, the Registration Statement referenced in Section 4 below, the Consent of Disney Licensed Publishing which has heretofore been obtained and the Consent of First Industrial Development Services, L.P. which has heretofore been obtained, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Entity or other third party is required to be made or obtained



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

by the Company or Parent Guarantor in connection with the execution, delivery and performance of the Transaction Documents or the transactions contemplated thereby.

     1.6 Fees and Expenses. The Company has paid all reasonable professional fees and related expenses due and owing for which invoices have been rendered, and will promptly pay all such fees and expenses properly invoiced after the date hereof incurred in connection with the transactions contemplated herein, to the Trustee and its counsel, to Stroock & Stroock & Lavan LLP and Rubin & Levin, legal counsels to the Holders, and to Houlihan Lokey Howard & Zukin, financial advisors to counsel to the Holders.

     1.7 Other Debt. The Company does not have any material Indebtedness other than any Eligible Credit Facility and as described in the Exchange Act Filings.

     1.8 Corporate Structure. Parent Guarantor does not have any material Subsidiaries other than the Company and its Subsidiaries and Golden Books Home Video, Inc. The Company does not have any material Subsidiaries other than as set forth on Schedule 1.8 hereto. The corporate structure of the Company, Parent Guarantor and their respective Subsidiaries described in the documents entitled "Golden Books Family Entertainment, Inc. Corporate Structure And Partnership Interests" and provided to the Holders' counsel under cover letter of the Company, dated February 18, 1998, is true and correct as of the date hereof.

     1.9 Capital Structure. At the Effective Date, the Company will have at least $ 6,000,000 of cash and cash equivalents on hand and the Parent Guarantor will have at least $ 6,000,000 of cash and cash equivalents on hand.

     1.10 Payments to Affiliates. Each Account Receivable arising from indebtedness due and owing the Company or Parent Guarantor from a Subsidiary of the Company or a Subsidiary of the Parent Guarantor is a BONA FIDE intercompany indebtedness arising from an appropriate business purpose incurred in the ordinary course of the Company's or the Parent Guarantor's business and in accordance with GAAP.

     1.11 No Defaults. There are no existing Defaults or Events of Default under the Indenture, the TOPRS or the Racine Lease.

     1.12 Consent Solicitation Letter. The Company's letter dated May 9, 1998, including, without limitation, the documents delivered in connection therewith, soliciting consents from the Holders to the transactions contemplated by the Transaction Documents does not contain any untrue statement of material fact and does not omit to state a material fact which would be necessary in order to make the statements contained therein (taken as a whole) not misleading.

     1.13 Consideration. Neither the Company nor Parent Guarantor shall provide any consideration related to the approval of this Agreement or the transactions contemplated hereby, directly or indirectly, to any Holder, which consideration is not made



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

available to each other Holder.

     1.14 No Amendments. Neither the Company nor Parent Guarantor has amended its charter or bylaws since such documents were filed with the Commission as Exhibits to the Exchange Act Filings, except as contemplated by the Parent Guarantor's Proxy Statement for its 1998 Annual Meeting of Shareholders.

     1.15 Transfer Restrictions. The Securities held by Holders who validly tender consents to the Second Supplemental Indenture may not be transferred by such Holders except (i) to (a) "qualified institutional buyers" as defined in Rule 144A under the Securities Act, in compliance with Rule 144A, or (b) institutional "accredited investors" as defined in Regulation D under the Securities Act who make certain representations and agreements or (ii) pursuant to the effective Registration Statement. No legend or stop transfer order or other similar restriction will be required. The Securities held by each other Holder will (assuming it is not an affiliate of the Company) remain transferable without any requirement of registration under any federal or state securities laws.

     Section 2. Conditions of Closing. On or before the Closing Date, and as a condition to the effectiveness of the Second Supplemental Indenture, the following shall have occurred:

     2.1 Delivery of Transaction Documents. Each of the Company and Parent Guarantor shall have delivered to the Trustee the following items (other than item (i) which shall have been delivered), each dated as of the Effective Date, in form and substance satisfactory to counsel for the Holders and the Trustee:

     (a)  the Second Supplemental Indenture, attached hereto as Exhibit A;

     (b)  the Security Agreement, attached hereto as Exhibit B;

     (c)  the Copyright Security Interest Agreement, attached hereto as Exhibit
          C;

     (d)  the Trademark Security Interest Agreement, attached hereto as Exhibit
          D;

     (e)  the Mortgage, attached hereto as Exhibit E;

     (f)  the Mortgagor's Affidavit, attached hereto as Exhibit F;

     (g)  the Title Insurance, attached hereto as Exhibit G;

     (h)  the Survey, attached hereto as Exhibit H;

     (i)  the opinion of local counsel (Indiana), attached hereto as Exhibit I;

     (j)  the opinion of local counsel (Wisconsin), attached hereto as Exhibit
          J;



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     (k)  the Fixture Filings, attached hereto as Exhibit K;

     (l)  the UCC Searches, attached hereto as Exhibit L;

     (m)  the UCC-1 Filings, attached hereto as Exhibit M;

     (n) the opinion of special counsel to the Company and Parent Guarantor, attached hereto as Exhibit N;

     (o) the opinion of the general counsel of the Company and Parent Guarantor, attached hereto as Exhibit O;

     (p) officer's certificate from the Company and Parent Guarantor, executed by their respective chief executive officer and chief financial officer, attached hereto as Exhibit P;

     (q)  Landlord Waiver Letters, attached hereto as Exhibit Q;

     (r) Registration Rights Agreement (the "Registration Agreement"), attached hereto as Exhibit R; and

     (s) such other documents and instruments as counsel to the Holders shall reasonably request.

     2.2 Agreement and Conditions. The Company shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement, the Indenture and the other Transaction Documents, including Sections 12.1 and 12.2 of the Indenture, unless waived by the Trustee.

     2.3 Approval of Counsel to the Holders. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to counsel to the Holders.

     2.4 Required Consents. The requisite consents approving the transactions contemplated by the Transaction Documents shall have been obtained from the Holders of the Securities under the Indenture.

     Section 3. Indemnification. Without limitation of any rights of any Person set forth elsewhere in the Transaction Documents, the Company and Parent Guarantor shall hold harmless and indemnify the Trustee and each Holder, and their respective directors, trustees, officers, employees, legal counsel, advisors, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (all such persons, "Indemnified Persons"), from any claims, losses, damages or expenses (including reasonable attorneys' fees



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

and expenses) (collectively, "Losses") against the Trustee, any Holders or any of the other Indemnified Persons arising from any material breach of, or default under, the Transaction Documents by the Company or Parent Guarantor.

     If the foregoing indemnification provided is unavailable to an Indemnified Person in respect of any Losses referred to therein, then each of the Company and Parent Guarantor in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company and Parent Guarantor on the one hand and the Indemnified Persons on the other, as well as any other relevant equitable considerations. If applicable, the relative fault of the Company and Parent Guarantor on the one hand and the Indemnified Persons on the other shall be determined by reference to, among other things, whether the untrue or the alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Parent Guarantor or by the Indemnified Persons and such persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The parties agree that it would not be just and equitable if contribution pursuant to this Section 3 were determined by pro rata allocation (even if the Indemnified Persons were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending any action or claim. Notwithstanding the provisions of this Section 3, in no event shall an Indemnified Person be required to contribute any amount in excess of the amount by which proceeds received by such Indemnified Person from sales of Securities exceed the amount of any damages that such Indemnified Person has otherwise been required to pay by reason of such Losses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     The indemnity and contribution agreements contained in this Section 3 will be in addition to any liability which the Company and Parent Guarantor may otherwise have to the Indemnified Persons.

     Section 4. Registration Rights. Pursuant to the Registration Agreement, Parent will use its best efforts to file with the Commission and to cause to become effective, as soon as reasonably practicable, and in any event, within 120 days, a shelf registration statement ("Registration Statement") covering the Parent Guarantee of the Securities held by Holders who validly tendered consents to the Second Supplemental Indenture and to keep the Registration Statement effective under the Securities Act until the date which is 24 months from the Effective Date or such earlier date on which such Securities have been sold (the "Registration Effectiveness Period"). If either: (i) the Registration Statement has not been declared effective



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under the Securities Act by the 121st day after the Effective Date or (ii) after the Registration Statement is declared effective under the Securities Act, the Registration Statement ceases to be effective, then, as liquidated damages, until the Registration Statement is declared effective or the end of the Registration Effectiveness Period, additional payments will accrue on the Securities then outstanding in an amount equal to $0.05 per week per $1,000 principal amount of such Securities for the first 90 days following such registration default, which amount shall increase by an additional $0.05 per week per $1,000 principal amount of Securities at the beginning of each subsequent 90-day period (up to a maximum of $0.25 per week per $1,000 principal amount of Securities).

     Section 5. Miscellaneous Provisions.

     5.1 No Waiver. Except as specifically provided herein, nothing in this Agreement constitutes or shall be deemed to constitute a cure or waiver of any breach or Default or Event of Default under the Indenture or any and all other documents executed and delivered in connection with the issuance of the Securities, or a relinquishment of any rights and remedies of the Trustee or the Holders with respect to such breach or Default or Event of Default under the Indenture, the Collateral Agreements and all other collateral documents executed and delivered in connection with the issuance of the Securities.

     5.2 Successors and Assigns; Binding Effect of Indenture. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Although this Agreement is between the Company and Parent Guarantor, the terms of this Agreement shall inure to the benefit of the Trustee, the Holders and their respective successors and assigns.

     5.3 Counterparts. This Agreement, the Indenture and the Collateral Agreements may be executed and delivered via facsimile, in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

     5.4 Amendment. This Agreement may be amended only by an agreement in writing signed by each party hereto and consented to by the Trustee.

     5.5 Construction. For all purposes of this Agreement, except as otherwise herein expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereby" and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular Section hereof.

     5.6 Survival Clause. All covenants, agreements, representations and warranties made in this Agreement shall survive the consummation of the transactions contemplated herein.



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     5.7 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of the State of New York without reference to any conflicts of laws provisions.

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     IN WITNESS WHEREOF, the parties have executed the foregoing Agreement, individually by their officers duly authorized, as of the date first above written.

                         GOLDEN BOOKS PUBLISHING COMPANY, INC.,
                         as the Company


                         By: /s/ John C. Ferrara
                             -----------------------------------------
                             Name:  John C. Ferrara
                             Title: Chief Financial Officer



                         GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., as Parent Guarantor


                         By: /s/ John C. Ferrara
                             -----------------------------------------
                             Name:  John C. Ferrara
                             Title: Chief Financial Officer


ACKNOWLEDGED:

MARINE MIDLAND BANK,
as Trustee


By: /s/ Frank J. Godino
    ---------------------------------
    Name:  Frank J. Godino
    Title: Vice President







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